Exhibit B
                                    Agreement

     This Agreement is made this ___ day of February, 1999 among Lawrence B. Seidman ("Seidman"), having an office at 100 Misty Lane, Parsippany, NJ 07054, the "Seidman Group" as that term is defined in paragraph 9, and CNY Financial Corporation ("CNY"), having an office at One North Main Street, Cortland, New York.

1. CNY shall increase the size of its Board of Directors by one and appoint Seidman to the resulting vacancy, for a term commencing at the March meeting of the Board of Directors and ending at the Annual Meeting of Stockholders scheduled for April 28, 1999. The Board shall nominate Seidman for election at that Annual Meeting for a term expiring in 2002. The Board shall solicit proxies for his election along with the solicitation of proxies by the Board for the other two nominees nominated by the Board.

2. CNY shall take such action as may be necessary to add Seidman as a director of CSB for a term comparable to his term as a director of CNY as set forth in Section 1.

3. The Seidman Group, as defined below, shall vote all stock of CNY owned or controlled by any of them as of the record date for the 1999 Annual Meeting of Stockholders in favor of the election of Seidman and in favor of the election of the two other nominees for directorships nominated by the Board of Directors, currently expected to be Patrick J. Hayes and Robert S. Kashdin.

4. The Seidman Group will not acquire any shares of common stock of CNY which would cause its percentage ownership of the issued and outstanding common stock of CNY to exceed 9.9% on or before the Annual Meeting of Stockholders held in the year 2000.

5. The Board of Directors of CNY will propose at the 1999 Annual Meeting of Stockholders two stock-based compensation plans - a stock option plan and a restricted stock plan (the "PRRP"), as described in the prospectus for CNY's initial public offering. The Seidman Group will vote all shares of stock of CNY owned or controlled by any of them as of the record date for the 1999 Annual Meeting of Stockholders in favor of those two plans. The Seidman Group also agrees that if the Board proposes amendments to those plans to be voted on at a subsequent meeting of stockholders to permit accelerated vesting in the event of retirement or a change in control, the Seidman Group will vote all shares of stock of CNY owned or controlled by any of them in favor of those amendments. For the purposes of the preceding sentence, retirement shall mean ceasing to be a director, employee or officer of CNY and the Company other than removal for cause.

6. The Seidman Group will not engage in a solicitation in opposition to management of CNY or submit any of their own proposals for stockholder approval without Board approval. This provision shall not apply to the nomination of directors and the solicitation of proxies for such nominees, or any other matter arising at, the Annual Meeting of Stockholders to be held in 2000 or thereafter. Nothing contained in this paragraph shall be interpreted to prohibit Seidman from voting, as a director, in such manner as he deems appropriate on any matter which may come before the Board of Directors or any committee of CNY or the Bank, nor shall the same prohibit him from including, in any disclosure by CNY under the Securities Exchange Act of 1934, any statement explaining his vote if he is required to include such an explanation in such disclosure.

7. The Seidman Group concurs that, subject to whatever fiduciary duties may exist as required by the Employee Retirement Income Security Act, as amended, unallocated ESOP shares and unallocated "PRRP" shares may be voted in accordance with the terms of the plans, which generally provide, or will provide, that unallocated shares will be voted pro rata in the same percentage as the votes cast by the holders of allocated shares who exercise their right to direct the voting of allocated shares.

8. The Seidman Group will not take any action indirectly, or induce any other person or entity to take any action which, if taken directly by the member of the Seidman Group, would be in violation of this agreement, nor will the Seidman Group take any action which would reasonably be anticipated to thwart any of the provisions of this Agreement. All the members of the Seidman Group individually, and all members of limited liability companies, partners of partnerships, stockholders, directors and officers of corporations, trustees and beneficiaries of trusts, and other persons holding comparable positions in any other entities, making up the Seidman Group shall be personally bound by the provisions of this Agreement which by their terms are applicable to the Seidman Group. The members of the Seidman Group agree not to seek to use the press or other public pronouncements to publicly air disputes with the Company through and including December 31, 1999.

9. The term "the Seidman Group" shall mean Seidman & Associates, LLC, Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., Seidman & Associates II, LLC, Kerrimatt, L.P., Federal Holdings, LLC, Richard Whitman, The Benchmark Company, Inc., Benchmark Partners, LP, Lorraine Di Paolo, Dennis Pollack, Lawrence B. Seidman, Veteri Place Corp., Jeffrey Greenberg, Steven Greenberg, Richard Greenberg, Sonia Seidman, Melissa Baer, Richard Baer, Seidecal Associates, LLC, Brant Cali and Paul Schmidt.

10. Seidman hereby represents and warrants that he has the authority to bind all of the members of the Seidman Group to this Agreement and that by his signature below he binds himself and all of such other members of the Seidman Group. CNY Financial Corporation
                                               _____________________________

                                            Lawrence B. Seidman, personally and
By:____________________________           As agent for the persons and entities
      Wesley D. Stisser, President   named in paragraph 9, other than those form
                                   who separate signatures are provided below

_______________________________                 _____________________________
Richard Whitman, personally and on                   Dennis Pollack
behalf of The Benchmark Company, Inc.
and Benchmark Partners, LP                      _____________________________
                                                    Lorraine Di Paolo